Exhibit 5.1

13 November 2009

XOMA Ltd. Clarendon House 2 Church Street Hamilton HM 11 Bermuda

Dear Sirs

XOMA Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the sale of up to 25,000,000 common shares, par value US$0.0005 each (the “Common Shares”) pursuant to a registration statement on form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 26 December 2007 (as amended by Amendment No. 1 thereto filed with the Commission on 20 May 2008) (such registration statement as so amended herein after referred to as the “Shelf Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of common shares, par value US$0.0005 each, preference shares, par value US$0.05 each, senior debt securities, subordinated debt securities and warrants of the Company and a supplemental prospectus forming part of the Shelf Registration Statement dated and filed with the Commission on 9 November 2009 (the “Prospectus Supplement”, together with the Shelf Registration Statement, the “Registration Statement”).

For the purposes of giving this opinion, we have examined a PDF copy of the Registration Statement.

We have also reviewed the memorandum of continuance and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on 12 November 2009, certified resolutions passed at meetings of the Company’s directors held on 1 May 2009 and certified resolutions passed at meetings of the Company’s shareholders held on 21 May 2009, (together, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and the other documents reviewed by us; (d) that the resolutions contained in the Resolutions were passed at duly convened, constituted and quorate meetings and remain in full force and effect and have not been rescinded or amended; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (g) the Company will have sufficient authorised but unissued capital to effect the issue of any of the Common Shares at the time of issuance; (h) that at all material times the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority as of 8 February 2000 will not have been revoked or amended at the time of issuance of any Common Shares; (i) that, upon issue of the Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (j) that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act entitled “Prospectus and Public Offers”; (k) the capacity, power and authority of each of the parties, other than the Company, to enter into and perform its respective obligations under any and all documents entered into by such parties in connection with the issuance of the Common Shares; and (l) that none of the parties to any and all documents entered into by such parties in connection with the issuance of the Common Shares, carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses.

“Non-assessability” is not a legal concept under Bermuda law, but when we describe the Common Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Common Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the Constitutional Documents after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Common Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company has been duly continued to Bermuda and is existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman